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                                  Exhibit 99(a)

                                OXFORD LETTERHEAD

                                                   Re: Oxford Health Plans, Inc.
                                                       800 Connecticut Avenue
                                                       Norwalk, C 06854

For Further Information:

Nicole Reilly
Hill and Knowlton
(212) 885-0353

FOR IMMEDIATE RELEASE
JUNE 9, 1998


              OXFORD NAMES YON YOON JORDEN CHIEF FINANCIAL OFFICER


Norwalk, CT, June 9, 1998 - Oxford Health Plans, Inc. (NASDAQ: OXHP) today announced Yon Yoon Jorden executive vice president and chief financial officer, effective June 22. Jorden, 43, brings more than 18 years of experience in financing and restructuring to the position, as well as an in-depth knowledge of the health care industry.

Ms. Jorden will report directly to Chief Executive Officer Dr. Norman C. Payson and will have responsibilities for all aspects of Oxford's financial operations including investor relations; actuarial and underwriting; treasury; financial planning; tax; accounting; and risk management.

"Attracting a seasoned chief financial officer has been a top priority for Oxford since I came on board and we are pleased to welcome an individual of Yon's caliber - her expertise in restructuring and financial operations, as well as her knowledge of the inner workings of managed care, will be extremely valuable to us." said Dr. Payson. "This appointment complements a senior management team that has been working diligently on getting Oxford back to business basics and on strengthening capabilities in a variety of areas, including medical management, operations and finance," Payson added.

Jorden joins Oxford from Aera Energy LLC, a joint venture of Shell Oil Company and Mobil Corporation based in Bakersfield, CA where she served as senior vice president and chief financial officer. Prior to that, she spent more than six years at WellPoint Health Networks Inc. and Blue Cross of California, where, as senior vice president and chief financial officer, she played a major role in Blue Cross' move to for-profit status and in the subsequent initial public offering of WellPoint Health Networks Inc., which spun off from Blue Cross of California raising $520 million in equity capital as the industry's largest IPO. Jorden also orchestrated the $3 billion recapitalization of Blue Cross/WellPoint on a tax-free basis and managed multiple M&A projects and related debt and equity activities. Before her tenure at WellPoint, Jorden was vice president and controller of FHP International Corporation, a health maintenance organization based in Fountain Valley, California.

Oxford Health Plans, Inc. is based in Norwalk, Connecticut. Its product lines include traditional health maintenance organizations, point-of-service plans, third-party administration of employer funded benefit plans, Medicare and Medicaid plans, and dental plans. Oxford markets its health plans to employers in New York, New Jersey, Pennsylvania, Connecticut, Illinois, Florida and New Hampshire through its direct sales force and through independent insurance agents and brokers.


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